Exhibit 99.15

Ibrutinib inhibits B-cell adhesion and causes an efflux of chronic lymphocytic leukemia cells from the tissue microenvironment into the blood leading to a transient treatment-induced lymphocytosis

Rashida Z. Mustafa1, Sarah E. M. Herman1, Jade, Jones1, Jennifer Gymafi1, Mohammed Farooqui1, and Adrian Wiestner1

1Hematology Branch, National Heart, Lung and Blood Institute, National Institutes of Health, Bethesda, MD

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Chronic lymphocytic leukemia (CLL) is characterized by the accumulation of mature, monoclonal B-cells in the peripheral blood (PB), bone marrow, and secondary lymphoid organs.  Ibrutinib targets Bruton’s tyrosine kinase (BTK), which is activated downstream of the B-cell receptor (BCR), a pathway known to regulate the survival, proliferation, and migration of B-cells.  In vitro, ibrutinib has been shown to induce apoptosis and inhibit proliferation (Herman et al., Blood 2011).  Recently, clinical trials demonstrated that ibrutinib is well tolerated and can induce objective clinical responses in CLL (Advani et al., JCO 2013; Byrd et al., NEJM 2013).  Interestingly, ibrutinib leads to a transient lymphocytosis that resolves over the first 2-3 months on treatment.  This lymphocytosis is thought to arise because of a redistribution of CLL cells due to the release of tumor cells from the tissue compartment into the peripheral blood and/or due to inhibition of re-entry of circulating cells into the tissue sites.  In our single agent phase II trial of ibrutinib in CLL (NCT01500733) over 40% of patients reached their peak absolute lymphocyte count (ALC) within 24 hours of starting treatment.  We therefore hypothesized that the increase in ALC may be primarily due to an efflux of cells from the secondary lymphoid organs, and that this would result in an increased number of cells in the blood having the immunophenotypic characteristics of tissue resident cells.  Indeed, compared to the matching pre-treatment samples, circulating CLL cells on day 2 showed increased expression of the activation marker CD38 and of the proliferation marker Ki67 (P < 0.01).  Consistent, with a treatment-induced release of already activated cells from tissue sites, by day 14 the circulating cells had lower expression of CD38 and Ki67 than at baseline.  Next we sought to determine whether ibrutinib decreased the expression of the adhesion molecules CD62L and CD49d.  By day 28 of treatment, we indeed found a statistically significant decrease in the expression of CD62L (P = .02; median reduction 38%) but only a minimal reduction in CD49d (median reduction 13%; P > 0.05).

To evaluate the effect of ibrutinib on cell adhesion we chose a functional assay that models tumor-stromal interactions in the tissue microenvironment.  We collected peripheral blood tumor cells from patients pre-treatment and on day 28 of treatment.  In vitro, these cells were allowed to adhere to fibronectin-coated plates for 1 hour.  After rigorous washing, we quantified the number of adherent cells by fluorescence microscopy.  CLL cells from ibrutinib treated patients showed a dramatic reduction in their ability to adhere to extracellular matrix component fibronectin compared to matching pre-treatment cells (median inhibition 96%, range 75%-99%; P < 0.001).  This reduction in adhesion was demonstrable both within 24 hours and after 4 weeks on therapy.  Notably, the inhibitory effect of ibrutinib on cell adhesion was independent of IGHV mutational status.

In conclusion, we present direct in vivo evidence that the ibrutinib induced lymphocytosis develops within hours and is, in significant part, due to the release of previously activated cells from the tissue microenvironment.  The rapid onset of the lymphocytosis and the dramatic defect on cell adhesion, in the absence of major changes in the expression of adhesion molecules, suggests that ibrutinib directly interferes with an intracellular signaling network required for cell adhesion.

This work was supported by the Intramural Research Program of NHLBI, NIH. We thank our patients for donating blood samples to make this research possible.